EXHIBIT 99.1

Concurrent Reports Results
For Fiscal 2011 Third Quarter

ATLANTA, GA — May 3, 2011 — Concurrent (NASDAQ: CCUR), a global leader in video, media data and advertising solutions, today announced financial results for its fiscal 2011 third quarter ended March 31, 2011.

Revenue for the fiscal 2011 third quarter rose 26% to $18.3 million from $14.6 million a year ago. Gross margin for the 2011 third fiscal quarter was 60% versus 56% last year, primarily reflecting a more favorable mix of products and services.

Operating expenses were $10.4 million in the third quarter of fiscal 2011, compared with $9.0 million in the prior year period. The increase was primarily attributable to the company’s continued operating investments in its multi-screen strategy, along with increased variable expenses due to higher year-over-year revenue.

The company reported net income of $498,000, or $0.06 per diluted share, in the third quarter of fiscal 2011, compared with a net loss of $974,000, or $0.12 per share, in the same quarter of the prior year.

"We continue to demonstrate Concurrent’s ability to capitalize on the market opportunity created by the changing media landscape," said Dan Mondor, Concurrent president and chief executive officer.  "We are continuing to focus on growing our video and MDAS customer base in domestic and international markets, expanding our managed service solutions, and  introducing new multi-screen video products.  We are making solid progress and are pleased with our achievements to date.”

“We made good progress toward our business goals in the third quarter but, as we've noted before, the precise timing of orders is always difficult to predict,” continued Mondor.  “As such, we are unable to provide specific revenue guidance for the fourth quarter at this time.  However, we continue to expect the gross margin as a parent of revenue in the second half of the fiscal year will be higher than the first half.  We anticipate that operating expenses in the fourth quarter will be flat to slightly lower than operating expenses in the third quarter.”

Highlights for the quarter include:

•	Selection by Jilin Cable Network, another Top-10 Chinese cable operator, for video delivery software, through Potevio, (one of Concurrent's resellers in China);
•	Solid progress in our trial with a North American provider of content delivery services;
•	Winning two large customer upgrade orders in North America for the video business; and
•	Recognized as a Top 10 Innovative Technology Company by the Technology Association of Georgia.

For the first nine months of fiscal 2011, revenue increased 22% to $51.7 million from $42.3 million a year ago. Consolidated gross margin was 56%, compared with 59% for the first nine months of fiscal 2010. Operating expenses for the fiscal 2011 year-to-date period were $29.8 million, compared with $27.0 million last year.  The company posted a net loss of $1.9 million, equal to $0.23 per share, in both nine-month periods.

Concurrent Reports Fiscal 2011 Third Quarter Results
May 3, 2011

Concurrent used $1.1 million in cash from operations during the first nine months of fiscal 2011. At March 31, 2011, the company had cash and short-term investments of $29.3 million, compared to $32.1 million at December 31, 2010. Concurrent has no debt.

Conference Call Information

Concurrent will hold a conference call to discuss its 2011 fiscal third quarter results today, Tuesday, May 3, at 4:30 p.m. ET, which will be broadcast live at www.ccur.com, under the “Investors” section.  The call can be accessed live by dialing 1-800-841-9385 and entering pass code 110503.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global leader in innovative solutions that enable the seamless delivery, management and monetization of video on any screen. Built on a solid foundation of video firsts and patented, Emmy® Award winning technology, Concurrent’s screen-independent video delivery and media data solutions create a truly holistic, 360 degree view of the consumer video experience. By harnessing the full potential of video, Concurrent provides customers in the cable, telco, wireless, web, advertising and content development industries with new revenue opportunities such as advanced advertising. Concurrent’s video solutions are built upon a rich heritage of high-performance real-time technology, which also powers solutions for the defense, aerospace, automotive and financial industries.

Concurrent has offices in North America, Europe and Asia.  For more information, please visit www.ccur.com.

Safe Harbor Statement

Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, including, but not limited to, achieving further progress as fiscal 2011 draws to a close, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect the company's financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to Concurrent's ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video products; failure to effectively service the installed base; the entry of new well-capitalized competitors into the company's markets; the success of new video solutions and real-time products; the success of relationships with technology and channel partners; capital spending patterns by a limited customer base; the current negative macro-economic environment; and privacy concerns over data collection.

Concurrent Reports Fiscal 2011 Third Quarter Results
May 3, 2011

Other important risk factors are discussed in Concurrent's Form 10-K filed with the Securities and Exchange Commission (SEC) on August 31, 2010, and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Form 10-K under the heading "Risk Factors" are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent.

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For more information, contact:

Investor Relations:	Media Relations:
Kirk Somers, Executive VP of Corporate Affairs	Arketi Group
(678) 258-4000	Mike Neumeier, APR
investor.relations@ccur.com	(404) 929-0091 ext. 210
mneumeier@arketi.com
PondelWilkinson Inc.
Rob Whetstone
(310) 279-5963
rwhetstone@pondel.com

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Revenues:
Product	$11,787	$9,241	$32,861	$24,587
Service	6,522	5,337	18,846	17,743
Total revenues	18,309	14,578	51,707	42,330
Cost of sales:
Product	4,330	4,211	13,885	10,604
Service	3,027	2,272	8,881	6,594
Total cost of sales	7,357	6,483	22,766	17,198
Gross margin	10,952	8,095	28,941	25,132
Operating expenses:
Sales and marketing	4,410	3,786	12,716	11,537
Research and development	3,819	3,267	10,676	9,463
General and administrative	2,165	1,993	6,450	5,994
Total operating expenses	10,394	9,046	29,842	26,994
Operating income (loss)	558	(951)	(901)	(1,862)
Other income (expense), net	79	(133)	61	(102)
Income (loss) before income taxes	637	(1,084)	(840)	(1,964)
Income tax provision (benefit)	139	(110)	1,062	(64)
Net income (loss)	$498	$(974)	$(1,902)	$(1,900)
Basic net income (loss) per share	$0.06	$(0.12)	$(0.23)	$(0.23)
Diluted net income (loss) per share	$0.06	$(0.12)	$(0.23)	$(0.23)
Basic weighted average shares outstanding	8,423	8,344	8,400	8,318
Diluted weighted average shares outstanding	8,603	8,344	8,400	8,318

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	March 31,	December 31,
	2011	2010

Revenues:
Product	$11,787	$11,723
Service	6,522	6,129
Total revenues	18,309	17,852
Cost of sales:
Product	4,330	5,302
Service	3,027	3,066
Total cost of sales	7,357	8,368
Gross margin	10,952	9,484

Operating expenses:
Sales and marketing	4,410	4,256
Research and development	3,819	3,499
General and administrative	2,165	2,231
Total operating expenses	10,394	9,986
Operating income (loss)	558	(502)
Other expense, net	79	(46)
Income (loss) before income taxes	637	(548)
Provision for income taxes	139	641
Net income (loss)	$498	$(1,189)
Basic net income (loss) per share	$0.06	$(0.14)
Diluted net income (loss) per share	$0.06	$(0.14)
Basic weighted average shares outstanding	8,423	8,409
Diluted weighted average shares outstanding	8,603	8,409

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,	June 30,
	2011	2010	2010
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$25,928	$32,113	$31,364
Short-term investments	3,414	-	-
Trade accounts receivable, net	15,591	8,467	14,194
Inventories	3,622	4,250	4,300
Prepaid expenses and other current assets	1,394	1,344	1,704
Total current assets	49,949	46,174	51,562
Property, plant and equipment, net	4,649	4,863	5,050
Intangible assets, net	2,789	3,013	3,463
Other long-term assets	1,765	1,824	2,014
Total assets	$59,152	$55,874	$62,089
LIABILITIES
Accounts payable and accrued expenses	$9,930	$10,521	$9,985
Deferred revenue	9,074	5,854	11,094
Total current liabilities	19,004	16,375	21,079
Long-term deferred revenue	4,068	4,257	4,349
Revolving bank line of credit, non-current	-	-	-
Other long-term liabilities	3,669	3,503	3,180
Total liabilities	26,741	24,135	28,608
STOCKHOLDERS' EQUITY
Common stock	84	84	84
Additional paid-in capital	206,780	206,403	205,891
Accumulated deficit	(175,175)	(175,673)	(173,273)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	977	1,180	1,034
Total stockholders' equity	32,411	31,739	33,481
Total liabilities and stockholders' equity	$59,152	$55,874	$62,089